UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

XAI Madison Equity Premium Income Fund
(Exact Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

MCN Adjourns Special Meeting of Shareholders Until August 26, 2026

CHICAGO – July 31, 2026 – XA Investments, LLC, manager of XAI Madison Equity Premium Income Fund (MCN) (the “Fund”) announced it has adjourned the Fund’s Special Meeting of Shareholders (the “Meeting”) due to a lack of quorum. Shareholders are urged to please submit their votes on the proposal to approve a new sub-advisory agreement for the Fund as soon as possible. The Meeting will reconvene on Thursday, August 26, 2026, at 8:45 a.m. Central Time, at the offices of XA Investments, LLC at 321 N Clark St #2430, Chicago, Illinois.

Shareholders of record of the Fund as of the close of business on June 2, 2026, are entitled to vote at the Meeting. Whether or not shareholders plan to attend the Meeting, it is important that their shares be represented and voted at the Meeting.

How to Vote

Use one of the following options to vote:

•	By Internet: Visit the website listed on your proxy card, enter your control number and follow the simple on-screen instructions.

•	By Phone: Call the toll-free number listed on your proxy card.

•	By Mail: Sign and return the proxy card in the enclosed postage-paid envelope.

If shareholders do not have their proxy card and need assistance voting their shares or if they have any questions, please contact the Fund’s proxy solicitation firm, Okapi Partners LLC, toll-free at (855) 305-0855 or by email at XAI@OkapiPartners.com.

The Board of Trustees of the Fund believes the sub-advisory agreement is in the best interests of the Fund and recommends that shareholders vote “FOR” the proposal.

The proxy statement contains important information regarding the vote and shareholders of the Fund are urged to read the proxy statement and accompanying materials carefully. The proxy statement is also available at https://www.okapivote.com/MCN/.

About XA Investments

XA Investments LLC is a Chicago-based firm founded by XMS Capital Partners in 2016. XAI serves as the investment adviser for two listed closed-end funds and an interval closed-end fund. In addition to investment advisory services, the firm also provides investment fund structuring and consulting services focused on registered closed-end funds to meet institutional client needs. XAI offers custom product build and consulting services, including product development and market research, marketing and fund management. XAI believes that the investing public can benefit from new vehicles to access a broad range of alternative investment strategies and managers. For more information, please visit www.xainvestments.com.

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

NOT FDIC INSURED	NO BANK GUARANTEE	MAY LOSE VALUE

Media Contact:

Kimberly Flynn, President
XA Investments LLC
Phone: 888-903-3358
Email: KFlynn@XAInvestments.com
www.xainvestments.com